CREDIT AGREEMENT

between

NORTHSTAR HEALTHCARE SURGERY CENTER - HOUSTON, LLC

Borrower

and

COMPASS BANK

Lender

As of November 10, 2014

TABLE OF CONTENTS

i

13.12	Document Retention Policy	37
13.13	Entirety	37

SCHEDULES AND EXHIBITS

SCHEDULE 1	Parties, Contact Information, and Wiring Instructions
SCHEDULE 2	Existing Debt and Liens
SCHEDULE 5	Conditions Precedent
SCHEDULE 7.4	Subsidiaries; Ownership
SCHEDULE 7.5	Litigation
SCHEDULE 7.7	Environmental Matters
SCHEDULE 7.12	Place of Business
SCHEDULE 7.14	Trade Names
SCHEDULE 7.15	Transactions with Affiliates
SCHEDULE 7.17	Material Agreements

EXHIBIT A	Revolving Note
EXHIBIT B	Borrowing Base Certificate
EXHIBIT C	Loan Request
EXHIBIT D	Compliance Certificate

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is entered into as of November 10, 2014, between Northstar Healthcare Surgery Center - Houston, LLC, a Texas limited liability company (“Borrower”), and COMPASS BANK, an Alabama banking corporation (the “Lender”).

RECITALS

A. Borrower has requested that Lender extend credit to Borrower in the form of a revolving credit facility.

B. Lender is willing to extend the requested credit on the terms and conditions of this Agreement.

Accordingly, Borrower and Lender agree as follows:

SECTION 1 DEFINITIONS AND TERMS.

1.1 Definitions. As used in the Loan Documents:

Affiliate means, as to any Person, any other Person that directly or indirectly Controls, or is Controlled by, or is under common Control with, that Person. For purposes of this definition, (a) the term “Affiliate” when used in respect of any Company includes each shareholder, member, partner, officer, director, or manager of such Company, and (b) each of the following are “Affiliates” of the others: (i) each Guarantor; (ii) each Company; (iii) any shareholder, member, partner, officer, director, or manager of any Company; (iv) any corporation, partnership or limited liability company whose primary shareholders, partners or members are the spouse, children or other family member of any natural person who directly or indirectly Controls Borrower; and (v) any trust whose primary beneficiaries are the spouse, children or other family member of any natural person who directly or indirectly Controls Borrower.

Agreement means this Credit Agreement, and all exhibits and schedules to this Agreement, in each case as amended, restated, or supplemented from time to time.

Applicable Margin means a per annum rate equal to 3.50% .

Base Rate means, when determined, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 0.50%, (b) LIBOR plus 1%, and (c) the Prime Rate.

Base Rate Loan means any Loan accruing interest based on the Base Rate.

Board of Directors means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers, sole member, managing member, or other governing body of such Person, (c) in the case of any partnership, the Board of Directors of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

Borrowing Base means, when determined, an amount equal to the total of (a) eighty percent (80%) of Eligible Accounts, minus (b) any Reserves established by Lender, in Lender’s reasonable credit judgment, and in effect at such time, in each case as shown on the most recent Borrowing Base Certificate.

Borrowing Base Certificate means a certificate substantially in the form of Exhibit B which is signed by a Responsible Officer.

Business Day means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Houston, Texas and, if such day relates to any LIBOR Loan, means any such day on which dealings in dollar deposits are conducted by and between banks in the London interbank eurodollar market.

Cash Equivalents means any of the following types of investments, to the extent owned by Borrower or any of its Subsidiaries free and clear of all Liens (other than Permitted Liens):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the U.S. or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the U.S. is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the Laws of the U.S., any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the Laws of the U.S., any state thereof or the District of Columbia, and is a member of the Federal Reserve System, and (ii) has combined capital and surplus of at least $750,000,000, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the Laws of any state of the U.S. and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof;

(d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any Person meeting the qualifications specified in clause (b) above; and

(e) investments, classified in accordance with GAAP as current assets of Borrower or any of its Subsidiaries, in money market funds that comply with the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

Capital Expenditures means, for any Company and its Subsidiaries, all expenditures for assets which, in accordance with GAAP, are required to be capitalized and so shown on the consolidated balance sheet of such Company and its Subsidiaries (excluding any such assets acquired in connection with normal replacement and maintenance programs properly expensed in accordance with GAAP).

Cash Management Liabilities is defined in the definition of “Cash Management Products and Services.” Cash Management Products and Services shall mean agreements or other arrangements under which Lender or any Affiliate of Lender provides any of the following products or services to Borrower: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services. The indebtedness, obligations and liabilities of Borrower to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be included and shall be part of the “Obligation” under this Agreement, guaranteed obligations under any Guaranty, and secured obligations under any Security Document, as applicable, and otherwise treated as a portion of the Obligation for purposes of each of the other Loan Documents.

Change in Law means (a) the adoption of any Law, rule or regulation after the date of this Agreement, (b) any change in any Law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

Closing Date means November 10, 2014, whether or not a Loan is made on such date.

Collateral is defined in Section 6.1.

Commitment means Lender’s obligation and commitment to make Loans under the Revolving Credit Facility in the Revolving Committed Amount.

Company means each of, and Companies means all of, Borrower and its Subsidiaries.

Compliance Certificate means a certificate substantially in the form of Exhibit D signed by a Responsible Officer.

Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controls,” “Controlling,” and “Controlled” shall have meanings correlative thereto.

Current Financials means, when determined, the consolidated financial statements of Borrower, Guarantor, and the other Companies most recently delivered to Lender under Section 8.1.

Debt means, for any Person and without duplication (a) Funded Debt, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) liabilities to the extent secured by any Lien existing on property owned or acquired by that Person (or for which and to the extent the holder of the Debt has an existing right, contingent or otherwise, to be so secured), (d) capital leases, synthetic leases, and other obligations that have been (or under GAAP should be) capitalized for financial reporting purposes, (e) all guaranties, endorsements, letters of credit, reimbursement obligations under letters of credit, bankers’ acceptances, surety or other bonds, and similar instruments and other contingent liabilities with respect to Debt or obligations of others, (f) all indebtedness representing deferred payment of the purchase price of property or assets, (g) any repurchase obligation or liability of a Person with respect to accounts, chattel paper, or notes receivable sold by such Person, (h) any obligation to redeem or repurchase any of such Person’s Equity Interests, (i) all liabilities of such Person in respect of unfunded vested benefits under any Employee Plan, and (j) all other obligations required by GAAP to be classified upon such Person’s balance sheet as liabilities. For purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person.

Debtor Relief Laws means Title 11 of the United States Code and all other applicable liquidation, conservatorship, bankruptcy, fraudulent transfer, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default is defined in Section 11.

Default Rate means, when determined, an annual rate of interest equal to the lower of (a) the Maximum Rate, and (b) LIBOR plus the Applicable Margin, plus 3.0% .

Disposition means the sale, lease, transfer, conveyance, assignment, license, or other disposition of any asset by any Person (including any sale and leaseback transaction), and any sale, assignment, transfer, conveyance, or other disposition, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

Distribution means (a) any dividend, distribution, or other payment (whether in cash, securities, or other property) in respect of the Equity Interests of Borrower or any other Company, (b) any redemption, purchase, retirement or other acquisition by Borrower of any of its Equity Interests, or (c) the establishment of any fund for any such distribution, dividend, payment, redemption, purchase, retirement, or acquisition, including any sinking fund or similar arrangement.

Dollar, Dollars and $ means currency of the United States of America which is at the time of payment legal tender for the payment of public and private debts in the United States of America.

EBITDA means, for any period, the total of (a) consolidated net income of the Companies for such period, plus (b) to the extent (and in the same proportion) added or subtracted in calculating such consolidated net income, (i) cash income taxes for such period, plus (ii) cash interest expense for such period, plus (iii) depreciation and amortization for such period.

Eligible Accounts means an account or account receivable of any Company in which Lender holds a first-priority perfected security interest and which satisfies all of the following requirements:

(a) it has not been outstanding more than 90 days after the date it became due and payable;

(b) it arises from the sale or lease of goods or from services rendered, such goods have been shipped or delivered to the account debtor under such account or such services have been fully performed and have been accepted by the account debtor, and such Company’s full right to payment for all sums due from such account debtor with respect to such account shall have been earned and then be due and payable;

(c) it is a valid and legally enforceable obligation of the account debtor thereunder according to its express terms, and is not subject to any offset, counterclaim, crossclaim, or other defense on the part of such account debtor denying liability thereunder in whole or in part;

(d) it is not subject to any Lien, right of a surety under a performance bond or otherwise or similar adverse rights or interests whatsoever other than the Lien granted to Lender under the Loan Documents;

(e) it is evidenced by an invoice dated the date of shipment (in the case of goods sold or leased) or the date of performance (in the case of services rendered) and having payment terms acceptable to Lender, and is not evidenced by an instrument, note, draft, title retention and lien instrument, security agreement, acceptance, conditional sales contract, chattel mortgage or chattel paper and, if requested by Lender, a copy of such invoice shall have been delivered to and received by Lender;

(f) it is not owing by an account debtor which is an Affiliate of any Company;

(g) it does not constitute, require or provide for progress billings, retainages or deferred payments under a contract not fully performed;

(h) it does not constitute, in whole or in part, interest or finance charges on outstanding balances, any amount received as a down payment or prepayment or other principal reduction or similar payment, any chargebacks or contra amounts or accounts;

(i) it is an account with respect to which no return, repossession, rejection, cancellation, or repudiation shall have occurred or have been threatened;

(j) it is an account with respect to which such Company continues to be in full conformity with the representations, warranties and covenants of such Company made with respect thereto;

(k) it is not subject to any sales terms, trial terms, sales-or-return terms, consignment terms, guaranteed sales or performance terms, minimum sales terms, C.O.D. terms, cash terms, or similar terms or conditions;

(l) it is not owing by an account debtor which is a Foreign Person;

(m) it is not an account subject, in whole or in part, to any “bill and hold” or similar arrangement pursuant to which the invoice is delivered prior to the actual delivery of the sold or leased goods or the performance of the services;

(n) it is not an account owed by the U.S. Government or any other Governmental Authority, including, but not limited to, Medicaid or Medicare; provided that, notwithstanding the foregoing, an account owed by Medicare may be deemed to be an Eligible Account to the extent that such account has not been outstanding more than 30 days after the date it became due and payable);

(o) it is not owed by an account debtor with respect to which ten percent (10%) or more of such account debtor’s total accounts owing to the Companies would not be deemed to be Eligible Accounts under clause (a) above;

(p) it is not owed by an account debtor whose aggregate account balance with such Company exceeds twenty-five percent (25%) of the total value of such Company’s total accounts, provided that, such accounts shall be excluded from the definition of Eligible Account only to the extent to which such accounts exceed twenty-five percent (25%) of the accounts of such Company; and

(q) it is not owed by an account debtor which is subject to any Debtor Relief Law or whose obligations with respect to which Lender, acting in its discretion, shall have notified the applicable Company in writing are not deemed to constitute an Eligible Account;

The amount of Eligible Accounts owed by an account debtor to such Company shall be reduced by the amount of all “contra accounts” and other obligations owed by any Company to such account debtor. Accounts which are at any time Eligible Accounts, but which subsequently fail to meet any of the foregoing requirements shall, at such time, cease to be Eligible Accounts.

Eminent Domain Event means any Governmental Authority or any Person acting under, for, or on behalf of, a Governmental Authority institutes proceedings to condemn, seize or appropriate all or part of any asset of a Company.

Eminent Domain Proceeds means all amounts received by any Company as a result of any Eminent Domain Event.

Employee Plan means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Tax Code, maintained or contributed to by Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

Environmental Law means any Law that relates to the pollution or protection of the environment, the release of any materials into the environment, including those related to Hazardous Substances, air emissions and discharges to waste or public systems, or to health and safety.

Equity Interests means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), or equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, in each case, whether outstanding on the date hereof or issued after the date hereof.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and its related rules, regulations, and published interpretations.

ERISA Affiliate means any trade or business (whether or not incorporated) under common Control with Borrower within the meaning of Section 414(b) or (c) of the Tax Code (including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA).

Federal Funds Rate means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published in the Federal Reserve Bank of New York Statistical Daily Rates for the applicable day (or, if such source is not available, such alternate source as determined by Lender).

Field Audit means audits, verifications and inspections of (a) the Collateral, (b) the accounting and financial processes and procedures of the Borrower and the other Companies pertaining to the Collateral, and (c) the books, records and documents of the Borrower and the other Companies pertaining to the Collateral, in each case conducted by a Person (who may be an employee of Lender or who may be an independent third party) satisfactory to Lender.

Finance Code is defined in the definition of “Maximum Rate.”

Fixed Charge Coverage Ratio means the ratio of (a) EBITDA plus the Companies’ rental expense in respect of its leased real property minus Non-Financed Capital Expenditures minus cash Distributions, in each case for the immediately preceding four fiscal quarter period, to (b) the sum of (i) the Companies’ scheduled principal payments on Funded Debt (excluding Subordinated Debt), plus (ii) the Companies’ interest expense in respect of Funded Debt (excluding Subordinated Debt), plus (iii) the Companies’ rental expense in respect of its leased real property, in each case for the immediately preceding four fiscal quarter period.

Foreign Person means (a) a natural person who does not reside in the U.S., or (b) any Person (other than a natural person) that is not organized and validly existing under the laws of the U.S. or a state within the U.S.

Funded Debt means, when determined, (a) all Debt of the Companies for borrowed money, whether or not evidenced by notes, bonds, debentures or similar instruments and whether as a direct obligor on a promissory note, a guarantor, or otherwise, (b) all obligations to pay the deferred purchase price of property or services arising, and accrued expenses incurred, in the ordinary course of business (excluding trade accounts payable in the ordinary course of business that are not past due by more than 90 days), (c) liabilities under unfunded letters of credit, and (d) all capital lease obligations of the Companies.

GAAP means generally accepted accounting principles in the U.S. set out in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board as in effect from time to time.

Governmental Authority means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

Guarantor means (a) NHI, (b) each Company (other than Borrower), and (c) each other Person executing a Guaranty to directly or indirectly guarantee the Obligation.

Guaranty means a guarantee of the Obligation under a guaranty agreement in Proper Form. Hazardous Substance means (a) any explosive or radioactive substance or waste, all hazardous or toxic substances, waste, or other pollutants, and any other substance the presence of which requires removal, remediation or investigation under any applicable Environmental Law, (b) any substance that is defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance under any applicable Environmental Law, or (c) petroleum, petroleum distillates, petroleum products, oil, polychlorinated biphenyls, radon gas, infectious medical wastes, and asbestos or asbestos-containing materials.

Insurance Proceeds means all cash and non-cash proceeds in respect of any insurance policy maintained by any Company under the terms of this Agreement.

Kramer Note means that certain Second Amended and Restated Promissory Note dated as of March 6, 2013, executed by Northstar Healthcare Subco, LLC, and payable to the order of Donald Kramer, M.D., in the original principal amount of $1,692,565, and all renewals, extensions, modifications, amendments, supplements, restatements, and replacements of, or substitutions for, such promissory note.

Laws means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (whether or not such orders, requests, licenses, authorizations, permits or agreements have the force of law) including all Environmental Laws.

Lender’s Office means Lender’s address and, as appropriate, account (or accounts) set out on Schedule 1, or such other address or account as Lender may from time to time notify Borrower.

LIBOR means, when determined, the London Interbank Offered Rate for the term equivalent to one month, as obtained by Lender from Reuters, Bloomberg or another commercially reliable source, two (2) Business Days before the date of determination (or in the event no such quotation is available on such date, as quoted on the day most immediately preceding the date of determination on which such quotation was available) as adjusted from time to time in Lender’s sole discretion for then-applicable reserve requirements, deposit insurance assessment rates and other regulatory costs. If more than one rate is stated by the source Lender uses to obtain the applicable rate, then the applicable rate shall be the arithmetic mean of all stated rates for that period.

LIBOR Loan means a Loan accruing interest based on LIBOR.

Lien means any lien (statutory or other), mortgage, security interest, financing statement, collateral assignment, pledge, negative pledge assignment, charge, hypothecation, deposit arrangement, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing), or encumbrance of any kind, and any other right of or arrangement with any creditor (whether based on common law, constitutional provision, statute or contract) to have its claim satisfied out of any property or assets, or their proceeds, before the claims of the general creditors of the owner of the property or assets.

Liquidity means, as of the date of determination, the sum of (a) unrestricted cash and Cash Equivalents held by Borrower and its Subsidiaries, plus (b) an amount equal to the excess of the Revolving Credit Limit over the Revolving Principal Amount.

Litigation means any action by or before any Governmental Authority, arbitrator, or arbitration panel.

Loan means any amount disbursed by Lender to, or on behalf of, any Company under the Loan Documents, whether such amount constitutes an original disbursement of funds or a disbursement in accordance with, and to satisfy the obligations of any Company under, any Loan Document.

Loan Date means, for any Loan requested under a Loan Request, the date on which funds are to be transferred to, or made available to, Borrower.

Loan Documents means (a) this Agreement, certificates and requests delivered under this Agreement, and exhibits and schedules to this Agreement, (b) the Note, (c) all Guaranties, (d) the Security Documents, (e) all Cash Management Products and Services, (f) any Subordination Agreement, (g) all other agreements, documents, and instruments in favor of Lender ever delivered in connection with or under this Agreement, and (h) all renewals, extensions, amendments, modifications, supplements, restatements, and replacements of, or substitutions for, any of the foregoing.

Loan Request means a request (a) substantially in the form of Exhibit C or (b) otherwise in Proper Form.

Material Adverse Effect means (a) the impairment of the ability of any Company or any Guarantor to perform any of its payment or other material obligations under any Loan Document, (b) the impairment of the ability of Lender to enforce any Company’s or any Guarantor’s material obligations, or Lender’s rights, under any Loan Document, (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Company or any Guarantor of any Loan Document to which it is a party, and (d) a material and adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise), or prospects of any Company or any Guarantor as represented in the initial financial statements delivered to Lender on or about the Closing Date in respect of such Company or Guarantor.

Material Adverse Event means any circumstance or event that, individually or collectively with other circumstances or events, could reasonably be expected to have a Material Adverse Effect.

Material Agreement means, for any Person, any agreement to which that Person is a party, by which that Person is bound, or to which any assets of that Person may be subject, and that is not cancelable by that Person upon 30 or fewer days’ notice without liability for further payment other than a nominal penalty, and that requires that Person to pay more than $100,000 in the aggregate during each year during the term of such agreement.

Maximum Rate means the maximum non-usurious rate of interest that Lender is permitted to contract for, charge, take, reserve or receive on the Obligation under applicable Law including, without limitation, Chapter 303 of the Texas Finance Code (the “Finance Code”). To the extent that Chapter 303 of the Finance Code is relevant to Lender for purposes of determining the Maximum Rate, Lender may elect to determine the Maximum Rate under the Finance Code pursuant to the “weekly ceiling” from time to time in effect, as referred to in Chapter 303 of the Finance Code; subject, however, to any right Lender subsequently may have under applicable Law to change the method of determining the Maximum Rate.

Net Proceeds means (a) with respect to any Disposition of any asset by any Person, the aggregate amount of cash and non-cash proceeds from such Disposition received by, or paid to or for the account of, such Person, net of customary and reasonable out-of-pocket costs, fees, and expenses, (b) with respect to the issuance of equity securities, debt securities, subordinated debt, or similar instruments, or the incurrence of Debt, the cash and non-cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection with such issuance, (c) with respect to Insurance Proceeds, all cash proceeds received by any Company or Lender from an insurer under any insurance policy maintained by such Company, and (d) with respect to Eminent Domain Proceeds, all cash proceeds received by any Company from any Governmental Authority net of attorney’s fees and other customary and reasonable out of pocket costs, fees, and expenses. Non-cash proceeds include any proceeds received by way of deferred payment of principal pursuant to a note, installment receivable, purchase price adjustment receivable, or otherwise, but only as and when received.

NHI means Northstar Healthcare, Inc., a corporation organized under the laws of the province of British Columbia, Canada.

Non-Financed Capital Expenditures means Capital Expenditures by any Company which are not made using Debt (and includes the equity portion of Capital Expenditures financed with Debt).

Note means the Revolving Note.

Obligation means all present and future Debt, liabilities and obligations (including the Loans, the Cash Management Liabilities, and indemnity obligations), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, and all renewals, increases and extensions thereof, or any part thereof, now or in the future owed to Lender by any Company or Guarantor under this Agreement or any of the other Loan Documents, together with all interest accruing thereon, reasonable fees, costs and expenses payable under the Loan Documents or in connection with the enforcement of rights under the Loan Documents, including (a) fees and expenses under Section 8.12, and (b) interest and fees that accrue after the commencement of any proceeding under any Debtor Relief Law naming any Company or Guarantor, or any Affiliate thereof as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

Organizational Documents means, for any Person, (a) the articles of incorporation or certificate of formation and bylaws of such Person if such Person is a corporation, (b) the articles of organization or certificate of formation and regulations or limited liability company agreement (or other similar governing document) of such Person if such Person is a limited liability company, (c) the certificate of limited partnership or certificate of formation and the limited partnership agreement of such Person if such Person is a limited partnership, or (d) the documents under which such Person was created and is governed if such person is not a corporation, limited liability company or limited partnership.

Participant is defined in Section 13.8.

Patriot Act is defined in Section 13.11.

PBGC means Pension Benefit Guaranty Corporation, or any successor thereof, established under ERISA.

Permitted Debt means (a) the Obligation, (b) Debt arising from endorsing negotiable instruments for collection in the ordinary course of business, (c) purchase money Debt and capital lease obligations incurred in the ordinary course of business which, in the aggregate, do not exceed $50,000, (d) Debt between and among the Borrower and the other Companies that are Guarantors, (e) guaranties by any Company of Permitted Debt, (f) Debt existing on the Closing Date and described on Schedule 2 (including any extensions and renewals of such Debt but excluding any increases in the principal amount of such Debt), (g) indemnities arising under agreements entered into by any Company in the ordinary course of business, (h) trade payables and other current liabilities incurred in the ordinary course of business, (i) Tax liabilities, (j) any financed portion of the premium for any Company’s insurance policies, provided that such financed portion is paid within the required due dates, and (k) any Debt approved in writing by Lender after the Closing Date.

Permitted Investments means (a) marketable obligations backed by the full faith and credit of the U.S. (and investments in mutual funds investing primarily in those obligations), (b) certificates of deposit or banker’s acceptances that are fully insured by the Federal Deposit Insurance Corporation or are issued by commercial banks having combined capital, surplus, and undivided profits of not less than $250,000,000 (as shown on its most recently published statement of condition), (c) cash or cash equivalents, (d) non-cash proceeds from Dispositions permitted under Section 9.4, and (e) investments by any Company in its wholly-owned Subsidiaries which are Borrower or Guarantors.

Permitted Liens means (a) Liens securing the Obligation, (b) Liens existing on the Closing Date and described on Schedule 2, (c) Liens which secure purchase money Debt and capital lease obligations permitted under clause (c) of the definition of Permitted Debt, (d) easements, rights-of-way, encumbrances and other restrictions on the use of real property which do not materially impair the use thereof, (e) Liens for Taxes; provided that, (i) no amounts are due and payable and no Lien has been filed or agreed to, or (ii) the validity or amount thereof is being contested in good faith by lawful proceedings diligently conducted, and reserves (or other provision required under GAAP) have been established in accordance with GAAP, (f) judgments and attachments permitted by Section 11.4, (g) pledges or deposits made to secure payment of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits or to participate in any fund in connection with workers’ compensation, unemployment insurance, pensions or other social security programs, (h) rights of offset or statutory banker’s Liens arising in the ordinary course of business in favor of commercial banks; provided that, any such Lien shall only extend to deposits and property in possession of such commercial bank and its Affiliates, (j) good-faith pledges or deposits made in the ordinary course of business to secure (i) performance of bids, tenders, trade contracts (other than for the repayment of borrowed money) or leases, (ii) statutory obligations, or (iii) surety or appeal bonds, or indemnity, performance or other similar bonds, which, in the aggregate under this clause (j), do not exceed $100,000 at any time, and (k) Liens (other than for Taxes) imposed by operation of law (including Liens of mechanics, materialmen, warehousemen, carriers and landlords and similar Liens); provided that, (i) the validity or amount thereof is being contested in good faith by lawful proceedings diligently conducted, (ii) reserves (or other provision required under GAAP) have been established in accordance with GAAP, and (iii) within 60 days after the entry thereof, levy and execution thereon have been (and continue to be) stayed or payment thereof is covered in full by insurance (subject to the customary deductible).

Person means any natural person, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, syndicate, Governmental Authority or other entity or organization of whatever nature.

Potential Default means the occurrence of any event or the existence of any circumstance that would, with the giving of notice or lapse of time or both, become a Default.

Prime Rate means the rate of interest publicly announced from time to time by Lender as its Prime Rate. The Prime Rate is set by Lender based on various factors, including Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. Lender may price loans to its customers at, above, or below the Prime Rate. The Prime Rate as used in this Agreement is a reference rate that Lender has established for use in computing and adjusting interest and is subject to change (increase or decrease) at Lender’s discretion and is only one of the reference rates or indices Lender uses. Borrower is advised that Lender may lend to others at rates of interest greater or lesser than the Prime Rate or the rates provided in this Agreement and use indices other than the Prime Rate.

Proper Form means in form and substance satisfactory to Lender and its legal counsel. Reconciliation Report means the Accounts Receivable reconciliation report substantially in the form attached as Schedule 1 to the Borrowing Base Certificate.

Representatives of any Person means representatives, officers, directors, employees, consultants, contractors, attorneys, agents and any other Person authorized by such Person’s Board of Directors to act on behalf of such Person.

Reserves means reserves established from time to time by Lender in its reasonable credit judgment against Eligible Accounts, or the Borrowing Base. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued interest expense, Taxes, Debt, and rent for locations without landlord waivers shall be deemed to be an exercise of Lender’s reasonable credit judgment.

Responsible Officer means the president, chief executive officer, chief financial officer, treasurer, controller, chief accounting officer, or chief operating officer of Borrower.

Revolving Committed Amount means $1,000,000. Revolving Credit Facility is defined in Section 2.1.

Revolving Credit Limit means the lesser of (a) the Revolving Committed Amount and (b) the Borrowing Base.

Revolving Credit Termination Date means the earlier of (a) November 10, 2015; or (b) the effective date that Lender’s Commitment to make Loans under the Revolving Credit Facility under this Agreement is otherwise canceled or terminated in accordance with Section 12 of this Agreement or otherwise.

Revolving Note means a promissory note substantially in the form of Exhibit A, executed by Borrower and made payable to Lender and all renewals, extensions, modifications, amendments, supplements, restatements, and replacements of, or substitutions for, that promissory note.

Revolving Principal Amount means, when determined, the outstanding principal balance of the Revolving Note.

Security Agreement means each Security Agreement in Proper Form executed by any Company, as debtor, and by Lender, as secured party, granting Lender a Lien on, and security interest in, among other things, such Company’s personal property assets.

Security Documents means all Security Agreements and all other documents executed in connection therewith to create or perfect a Lien on any Collateral.

Subordinated Debt means Debt which is contractually subordinated in right of payment, collection, enforcement and lien rights to the prior payment in full of the Obligation on terms satisfactory to Lender.

Subordination Agreement means a subordination agreement in Proper Form.

Subsidiary of a Person (the “parent”) means, when determined, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (b) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, Controlled or held by the parent and/or one or more subsidiaries of the parent, (c) any partnership (i) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (ii) the only general partners of which are the parent and/or one or more subsidiaries of the parent, and (d) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, all references in this Agreement or the Loan Documents to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or to Subsidiaries of Borrower.

Tax Code means the Internal Revenue Code of 1986, as amended, and related rules, regulations and published interpretations.

Tax Distribution means any cash Distribution made by Borrower in amounts which are sufficient to permit the owners of the Equity Interests of Borrower to pay their federal and state, if any, income taxes which arise solely and directly as a result of their Equity Interests in Borrower.

Taxes means, for any Person, all present and future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority upon that Person, its income, or any of its properties, franchises or assets (including any applicable interest, additions to tax, or penalties).

UCC means the Uniform Commercial Code, as adopted in Texas (or any other applicable jurisdiction), as amended from time to time.

U.S. means United States of America.

1.2 Interpretive Provisions.

(a) Terms used but not defined in this Agreement, but which are defined in the UCC (including, without limitation, “account”, “account debtor”, “chattel paper”, “debtor” “deposit account”, “equipment” “fixture”, “general intangible”, “goods”, “inventory”, “investment property”, “letter-of-credit right”, and “proceeds”) have the meaning given them in the UCC.

(b) The meanings of words and defined terms are equally applicable to the singular and plural forms of the defined terms and words. Defined terms in respect of one gender include each other gender where appropriate. Derivatives of defined terms have corresponding meanings.

(c) Any conflict or ambiguity between this Agreement and any other Loan Document is controlled by the terms and provisions of this Agreement. The headings and captions used in this Agreement and the other Loan Documents are for convenience only and will not be deemed to limit, amplify or modify the terms of this Agreement or the Loan Documents.

(d) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears, unless otherwise indicated.

(e) Any reference to dollar, dollars, or $ mean lawful currency of the U.S. which is at the time of payment legal tender for the payment of public and private debts in the U.S.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.” (g) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision of such Loan Document.

(h) The term “including” is by way of example and not limitation.

1.3 Accounting Terms.

(a) All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, with all accounting principles being consistently applied from period to period and on a basis consistent with the most recent audited consolidated financial statements of Borrower and its Subsidiaries.

(b) While Borrower has any Subsidiaries, all accounting and financial terms and financial calculations (including the calculation of all financial covenants, ratios, and related definitions) in respect of Borrower or any Company are on a consolidated basis for all Companies, unless otherwise indicated.

(c) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set out in any Loan Document, and either Borrower or Lender shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject t o the approval of Lender); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP as in effect prior to such change and (ii) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting out a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.4 References to Documents. Unless ot herwise expressly provided in this Agreement, (a) references to corporate formation or governance documents, contractual agreements (including this Agreement and the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.5 Time. Unless otherwise indicated, all time references (e.g., 11:00 a.m.) are to Central time (daylight or standard, as applicable).

SECTION 2 LOAN COMMITMENTS.

2.1 Revolving Credit Facility. Subject to the terms and conditions of this Agreement, Lender agrees to loan to Borrower an amount not to exceed the Revolving Committed Amount in one or more Loans from time to time, which Borrower may borrow, repay, and reborrow under this Agreement (collectively, the “Revolving Credit Facility”).

2.2 Loan Procedure.

(a) Subject to compliance with Section 5, Borrower may request a Loan under the Revolving Credit Facility by submitting a Loan Request to Lender. A Loan Request is irrevocable and binding on Borrower. Each Loan Request must be received by Lender no later than 11:00 a.m. on the proposed Loan Date. Each Loan Date must be a Business Day. Each Loan Date under the Revolving Credit Facility must occur on or before the Revolving Credit Termination Date.

(b) Each Loan under the Revolving Credit Facility is subject to the following conditions:

(i) each Loan must occur on a Business Day and must occur on or before the Revolving Credit Termination Date;

(ii) unless otherwise approved by Lender, each Loan (unless the remaining amount under clause (ii) below is less) must be in an amount not less than $10,000 or a greater integral multiple of $1,000;

(iii) no Loan may exceed an amount equal to the excess of the Revolving Credit Limit over the Revolving Principal Amount; and

(iv) after giving effect to any Loan, the Revolving Principal Amount may not exceed the Revolving Credit Limit.

(c) Each Loan under the Revolving Credit Facility will be deposited by Lender into Borrower’s account with Lender set out on Schedule 1.

(d) Each Loan shall be a LIBOR Loan unless LIBOR is unavailable. If LIBOR is unavailable, each Loan shall be immediately converted into and shall be outstanding as a Base Rate Loan until LIBOR once again becomes available, at which time each such Loan shall be automatically converted into a LIBOR Loan.

(e) From time to time, Lender may provide certain treasury or cash management services to Borrower under which Borrower incurs Loans under the Revolving Credit Facility. While a cash management agreement or arrangement is in effect, Borrower may repay the Revolving Principal Amount under the terms of the cash management agreement or arrangement without notice. Each Borrower hereby authorizes Lender to honor all checks or other drafts received against the accounts subject to the cash management agreement or arrangement. Subject to Section 2.2(d) , Loans borrowed under the terms of any cash management agreement or arrangement between Borrower and Lender shall be borrowed as LIBOR Loans.

2.3 Voluntary Prepayment.

(a) Borrower may voluntarily prepay all or any part of the Revolving Principal Amount at any time. Each voluntary prepayment is subject to the following conditions:

(i) Lender must receive Borrower’s written or telephonic prepayment notice by 10:00 a.m. on the prepayment date;

(ii) Borrower’s prepayment notice shall (A) specify the prepayment date, (B) specify the amount of the Loan to be prepaid, (C) specify whether the Revolving Principal Amount is being prepaid (and if not specified, such prepayment will be applied to the Revolving Principal Amount), and (D) constitute an irrevocable and binding obligation of Borrower to make a prepayment in such amount on the designated prepayment date; and

(iii) each partial prepayment must be in a minimum amount of not less than (A) $10,000 or a greater integral multiple of $1,000 or (B) if less than the requested minimum amount, the outstanding balance of the Revolving Principal Amount.

(b) All prepayments under this Section 2.3 shall be without premium or penalty, provided that, each prepayment of a LIBOR Loan will be accompanied by (i) the amount of accrued interest on the principal amount prepaid and (ii) the amount of Lender’s loss or expense actually incurred by it as a result of the prepayment (together with any related customary administrative fees charged by Lender in connection therewith).

2.4 Mandatory Prepayment.

(a) If the Revolving Principal Amount at any time exceeds the Revolving Credit Limit, then Borrower shall repay the Revolving Principal Amount in at least the amount of that excess, together with all accrued and unpaid interest on the principal amount so repaid.

(b) On the date such amounts are received by, or for the account of, Borrower (or the applicable Company), the following amounts shall be paid to Lender in the form received with any endorsement or assignment: (i) 100% of the Net Proceeds from the issuance of any Equity Interests or Subordinated Debt; (ii) 100% of the proceeds from any Insurance Proceeds in respect of any casualty event affecting Collateral, (iii) 100% of all Eminent Domain Proceeds in respect of any Eminent Domain Event affecting Collateral, and (iv) 100% of the Net Proceeds from the Disposition of any Collateral. The non-cash portion of all Net Proceeds that Lender is entitled to receive under this Section 2.4(b) , shall be pledged to Lender concurrently with the applicable Disposition.

(c) All prepayments under Section 2.4(b) shall be applied to repay the Loans under the Revolving Credit Facility (with the proceeds being applied in accordance with Section 3.6) and the Revolving Committed Amount shall be automatically reduced by the amount of such repayment.

(d) All prepayments under this Section 2.4 shall be without premium or penalty, provided that, each prepayment of a LIBOR Loan, whether by reason of acceleration or otherwise, will be accompanied by (i) the amount of accrued interest on the principal amount prepaid and (ii) the amount of Lender’s loss or expense actually incurred by it as a result of the prepayment (together with any related customary administrative fees charged by Lender in connection therewith).

(e) Subject to any prepayment fee and other conditions provided in this Agreement, Borrower may pay all or a portion of the amount owed before it is due. Prepayment in full shall consist of payment of the remaining unpaid principal balance together with all accrued and unpaid interest and all other amounts, costs and expenses for which Borrower is responsible under this Agreement or any other agreement with Lender pertaining to the Obligation before such amounts are due, whether such prepayment arises from a voluntary or involuntary prepayment, acceleration of maturity, or any other cause or reason. Prepayment in part shall consist of payment of any portion of the unpaid principal balance before it is due, whether such prepayment arises from a voluntary or involuntary prepayment, acceleration of maturity, or any other cause or reason.

SECTION 3 TERMS OF PAYMENT.

3.1 Note and General Payment Terms.

(a) The Loans under the Revolving Credit Facility shall be evidenced by the Revolving Note.

(b) Borrower must make each payment on the Obligation, without offset, counterclaim or deduction, to Lender’s Office in funds that will be available for immediate use by Lender by 12:00 noon on the day due. Payments received after such time (and payments received on a day which is not a Business Day) will be deemed received on the next Business Day but interest shall continue to accrue during such period.

3.2 Revolving Credit Facility.

(a) Interest Payments. Accrued and unpaid interest on the Revolving Principal Amount is due and payable monthly in arrears on the first day of each month beginning December 1, 2014 and continuing thereafter until the Revolving Credit Termination Date.

(b) Principal Payments. The Revolving Principal Amount, and all accrued and unpaid interest thereon, is due and payable on the Revolving Credit Termination Date.

3.3 Interest. Except as otherwise provided in this Agreement:

(a) Loans under the Revolving Credit Facility shall accrue interest at an annual rate equal to the lesser of (i) the sum of LIBOR plus the Applicable Margin and (ii) the Maximum Rate.

(b) LIBOR shall be set for each month on the first day of such month. Each change in LIBOR is effective as of the date of such change without notice to Borrower or any other Person.

3.4 Default Rate. To the extent permitted by Law, while a Default exists, the Obligation shall accrue interest at an annual rate equal to the lesser of (a) the Default Rate and (b) the Maximum Rate, until all past due amounts are paid (whether payment is made before or after entry of a judgment or the Default is otherwise cured or waived). Subject to Section 3.7, if a Default exists, Lender may, in its sole discretion, to the extent permitted by Law, add accrued and unpaid interest to the Revolving Principal Amount and such amount will accrue interest until paid at the applicable interest rate.

3.5 Interest Calculations. Interest on Loans and all fees and other amounts due under the Loan Documents will be calculated on the basis of actual number of days elapsed (including the first day but excluding the last day), but computed as if each calendar year consisted of 360 days (unless computation would result in an interest rate in excess of the Maximum Rate, in which event the computation is made on the basis of a year of 365 or 366 days, as the case may be). All interest rate determinations and calculations by Lender are conclusive and binding, absent manifest error.

3.6 Order of Application.

(a) All payments and prepayments shall be applied as specified in this Agreement. If the application of any payment (other than amounts collected or proceeds of Collateral received from the exercise of rights and remedies) is not specified, then it shall be applied in the following order: (i) to all fees, expenses, late charges, collection costs, and other charges, costs and expenses for which Lender has not been paid or reimbursed under the Loan Documents; (ii) accrued and unpaid interest on the Revolving Principal Amount; (iii) to the remaining Revolving Principal Amount; and (iv) to the remaining Obligation in the order and manner Lender deems appropriate in its sole discretion.

(b) All amounts collected or proceeds of Collateral or any Guaranty received from the exercise of rights and remedies shall be applied in the following order: (i) to all fees, expenses, late charges, collection costs, and other charges, costs and expenses for which Lender has not been paid or reimbursed under the Loan Documents; (ii) accrued and unpaid interest on the Revolving Principal Amount; (iii) to the payment of the outstanding principal amount of the Obligation (including the remaining Revolving Principal Amount and Cash Management Liabilities) on a ratable and pari passu basis, (iv) to the remaining Obligation in the order and manner Lender deems appropriate in its sole discretion, and (v) any surplus being delivered to the party lawfully entitled to such surplus (or portion of such surplus).

3.7 Maximum Rate. The parties agree that the total amount of interest contracted for, charged, collected or received by Lender under this Agreement shall not exceed the Maximum Rate. Notwithstanding any contrary provisions contained herein, (a) the Maximum Rate shall be calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, (b) in determining whether the interest hereunder exceeds interest at the Maximum Rate, the total amount of interest shall be spread throughout the entire term of this Agreement until its payment in full, (c) if at any time the interest rate chargeable under this Agreement would exceed the Maximum Rate, thereby causing the interest payable under this Agreement to be limited to the Maximum Rate, then any subsequent reductions in the interest rate shall not reduce the rate of interest charged under this Agreement below the Maximum Rate until the total amount of interest accrued from and after the date of this Agreement equals the amount of interest which would have accrued if the interest rates had at all times been in effect, and (d) if Lender ever charges or receives anything of value which is deemed to be interest under applicable Law, and if the occurrence of any event, including acceleration of maturity of obligations owing to Lender, should cause such interest to exceed the Maximum Rate, any amount which exceeds interest at the Maximum Rate shall be applied to the reduction of the unpaid Revolving Principal Amount under this Agreement (or any other indebtedness owed to Lender by Borrower), and if this Agreement and such other indebtedness are paid in full, any remaining excess shall be paid to Borrower. Chapter 346 of the Finance Code shall not be applicable to this Agreement or the indebtedness outstanding hereunder.

3.8 Set off. While a Default exists, Lender (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply (a) any and all deposits (general or special, time or demand, provisional or final) at any time held by Lender (or its Affiliates) and (b) any other Debt at any time owing by Lender (or any of its Affiliates) to or for the credit or the account of any Company, against the Obligation even if Lender has not made demand under this Agreement and the Obligation is unmatured. Borrower agrees that any other Person purchasing a participation from Lender may exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Person were the direct creditor of Borrower in the amount of such participation. Lender agrees to promptly notify the applicable Company after any such set off and application is made; provided that, the failure to give such notice shall not affect the validity of such set off and application. The rights of Lender under this Section 3.8 are in addition to other rights and remedies (including other rights of set off) that Lender may have.

3.9 Debit Account. Borrower agrees that the interest and principal payments and any fees will be deducted automatically on the due date from such of Borrower’s accounts with Lender as designated in writing by Borrower. This authorization shall not affect the obligation of Borrower to pay such sums when due, without notice, if there are insufficient funds in such account to make such payment in full on the due date thereof, or if Lender fails to debit such account.

3.10 Increased Cost and Reduced Return.

(a) If an y Change in Law:

(i) shall subject Lender to any tax, duty, or other charge with respect to Loans or its obligation to make Loans, or change the basis of taxation of any amounts payable to it under this Agreement in respect of any such Loans (other than Taxes imposed on its overall net income by the jurisdiction in which Lender has its principal office);

(ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, Lender; or

(iii) shall impose on Lender or on the U.S. market for certificates of deposit or the London interbank market any other condition affecting this Agreement or any of the Loans, liabilities or commitments under this Agreement;

and the result of any of the foregoing is to increase the cost to Lender of making or maintaining any Loans or to reduce any sum received or receivable by Lender under this Agreement with respect to any Loans, then Borrower shall pay to Lender on demand such amount or amounts as will compensate Lender for such increased cost or reduction.

(b) If any Change in Law has or would have the effect of reducing the rate of return on the capital of Lender or any Person controlling Lender as a consequence of its obligations under this Agreement to a level below that which Lender or such Person could have achieved but for such Change in Law, then from time to time upon demand, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender or such Person for such reduction.

(c) If Lender claims compensation under this Section 3.10, Lender shall furnish to Borrower a statement setting out the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of manifest error.

3.11 Alternate Interest Rate. Notwithstanding any other provision of this Agreement, if Lender determines that (a) adequate and reasonable means do not exist for ascertaining LIBOR, (b) LIBOR will not adequately and fairly reflect the cost to Lender of making or maintaining LIBOR Loans, or (c) it becomes unlawful for Lender to make, maintain, or fund LIBOR Loans under this Agreement (in each case such determination shall be conclusive absent manifest error), Lender shall promptly notify Borrower of such determination and for so long as such events or circumstances shall continue in effect, the obligation of Lender to make LIBOR Loans shall terminate, and (i) all future Loans shall be Base Rate Loans and (ii) all outstanding Loans which are LIBOR Loans shall be immediately converted to Base Rate Loans.

3.12 Payment and Billing Agreements.

(a) Unless otherwise agreed by Lender in writing and provided that Borrower is current on all amounts due, payments applied to the Obligation before Lender’s creation of a billing statement for the next payment due will be applied entirely to the Revolving Principal Amount as provided in Section 3.6, and payments applied to the Obligation after the creation of such billing statement will be applied according to that billing statement. Unless otherwise agreed by Lender in writing and provided that Borrower is current on all amounts due, payments applied to the Obligation before Lender’s creation of a billing statement for the next payment due shall not relieve Borrower of Borrower’s obligation to continue making, uninterrupted, payments under this Agreement.

(b) Borrower agrees not to send Lender payments marked “paid in full,” “without recourse,” or with similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Agreement or any other Loan Document, and Borrower will remain obligated to pay any further amounts owed or that may become owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount, must be mailed or delivered to Compass Bank, PO Box 3096, Birmingham AL 35202.

SECTION 4 FEES AND LATE PAYMENTS.

4.1 Treatment of Fees. To the extent permitted by Law and subject to Section 3.7, the fees described in this Section 4 (a) do not constitute compensation for the use, detention, or forbearance of money, (b) are in addition to, and not in lieu of, interest and expenses otherwise described in this Agreement or in any other Loan Document, (c) are payable in accordance with Section 3.1, (d) are non-refundable, (e) are earned fully when paid and will not be subject to refund, except as required by Law, and (f) if not paid when due, accrue interest at the Default Rate.

4.2 Unused Commitment Fee. Borrower shall pay to Lender, a fee equal to 0.50% multiplied by the actual daily amount by which the Revolving Committed Amount exceeds the Revolving Principal Amount. The fee shall be due and payable quarterly in arrears on the first day of each April, July, October, and January, beginning January 1, 2015 and continuing until the Revolving Credit Termination Date.

4.3 Late Payment Fee. If any payment required under this Agreement, any Note, or any other Loan Document (other than payment in full which is required at maturity) is not paid within ten (10) days after such payment is due, then, at the option of Lender, Borrower shall pay a late charge equal to five percent (5.0%) of the amount of such payment to compensate Lender for administrative expenses and other costs of delinquent payments. This late charge may be assessed without notice, shall be immediately due and payable and shall be in addition to all other rights and remedies available to Lender.

SECTION 5 CONDITIONS PRECEDENT.

5.1 Conditions to Initial Loans. This Agreement will become effective once all parties have executed and delivered this Agreement. Lender will not be obligated to make the initial Loan until (a) Lender has received all of the items described on Schedule 5, each in Proper Form, (b) Borrower has established (and thereafter maintains) with Lender a cash management agreement or arrangement acceptable to Borrower and Lender, and (c) the completion of Lender’s due diligence.

5.2 Conditions to All Loans. Lender will not be obligated to make any Loan unless on the applicable Loan Date (and after giving effect to the requested Loan): (a) Lender has timely received a Loan Request and Borrowing Base Certificate; (b) all of the representations and warranties of the Companies and the Guarantors in the Loan Documents are true and correct in all material respects (except to the extent that the representations and warranties speak to a specific date); (c) Lender has received evidence that Borrower continues to maintain the insurance required under Section 8.6 (including certificates and endorsements evidencing such insurance); (d) no Material Adverse Event exists; and (e) no Default or Potential Default exists or will result from such Loan (whether a funding, issuance, amendment, or renewal). Each Loan Request delivered to Lender constitutes the representation and warranty by the Companies that the statements in clauses (b), (c), (d), and (e) above are true and correct in all material respects.

5.3 Post-Closing. As soon as available, and in any event not later than the close of business on December 8, 2014, Borrower shall deliver, or shall cause to be delivered to Lender the following, in each case, in Proper Form:

(a) an endorsement to Borrower’s insurance policy, adding Lender as an additional insured with respect to Borrower’s liability coverage under such policy;

(b) an endorsement to Borrower’s insurance policy, adding Lender as an additional insured with respect to Borrower’s property insurance coverage under such policy.

5.4 No Waiver. Each condition precedent in this Agreement (including matters listed on Schedule 5) is material to the transactions contemplated by this Agreement, and time is of the essence with respect to each condition precedent. Lender may make any Loan without all conditions being satisfied, but such Loan shall not be deemed a waiver of any condition precedent for any other Loan.

SECTION 6 SECURITY AND GUARANTIES.

6.1 Collateral.

(a) The complete payment and performance of the Obligation shall be secured by all of the Companies’ assets (collectively, the “Collateral”). Each Company shall execute all applicable Security Documents necessary to pledge and to grant Liens and security interests in all of the Collateral it owns.

(b) Borrower and each other Company shall pledge to Lender 100% of the Equity Interests of each of its Subsidiaries existing on the Closing Date, and for Subsidiaries formed or acquired after the Closing Date, within 10 Business Days after such Subsidiary is created or acquired.

6.2 Financing Statements. Each Company hereby authorizes Lender to file, and agrees to execute, if requested, financing statements, continuation statements, or termination statements (each in Proper Form), or take other action reasonably requested by Lender relating to the Collateral, including any Lien search required by Lender.

6.3 Guaranties. Each Guarantor and each Company (other than Borrower) shall guarantee the complete payment and performance of the Obligation (including Loans under the Revolving Credit Facility and any Cash Management Products and Services) by executing and delivering a Guaranty to Lender on the Closing Date or, for each Company formed or acquired after the Closing Date, within ten (10) Business Days after such Company is formed or acquired.

6.4 Reserves. Lender shall have the right to establish, modify or eliminate Reserves against Eligible Accounts and the Borrowing Base from time to time in its reasonable credit judgment. In addition, Lender reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set out in the definitions of “Eligible Accounts” or to establish new criteria in its reasonable credit judgment. In addition, Lender has the right from time to time in its reasonable credit judgment to decrease or increase the thresholds and percentages in the definition of “Borrowing Base.” 6.5 Further Assurances; Collateral. Each Company (at its expense) shall obtain, or cooperate with Lender to obtain, agreements, documents, instruments, and papers (all in Proper Form) as Lender may from time to time request to attach or preserve the attachment, and to perfect or preserve the perfection and priority, of Lender’s security interests granted under the Loan Documents (including, landlord subordination agreements, creditor and mortgagee subordination agreements, and Lien release documents). Borrower hereby appoints and empowers Lender or its representatives, as its attorney-in-fact, to execute and/or endorse (and file, as appropriate) on its behalf any documents, agreements, papers, checks, financing statements and other documents which, in Lender’s sole judgment, are necessary to be executed, endorsed and/or filed in order to (a) perfect or preserve the perfection and priority of Lender’s security interests granted under the Loan Documents and (b) collect or realize upon the Collateral or otherwise exercise its rights and remedies under any of the Loan Documents or applicable Law.

SECTION 7 REPRESENTATIONS AND WARRANTIES.

Each Company represents and warrants to Lender as follows:

7.1 Existence. Each Company and Guarantor (a) is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is organized, (b) is qualified to do business in all jurisdictions where such qualification is necessary (except where failure to so qualify would not reasonably be expected to have a Material Adverse Effect), (c) is in good standing, has all necessary permits, licenses, franchises, patents, copyrights, trademarks and trade names, or rights to conduct its business, and (d) has the necessary corporate, company, or partnership authority to own its assets and conduct its business.

7.2 Authorization. The execution and delivery by each Company and Guarantor of the Loan Documents to which it is a party, and each Company’s and Guarantor’s performance of its obligations under the Loan Documents, (a) have been duly authorized by such Company or Guarantor, as applicable, (b) do not conflict with any of its Organizational Documents, (c) do not conflict with any Law or Material Agreement by which such Company or Guarantor is bound, (d) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, and (e) will not result in the creation or imposition of any Lien on any of its assets or any of its Subsidiaries.

7.3 Enforceability. Each Loan Document has been duly executed and delivered to Lender by each Company and Guarantor which is a party to it, and the Loan Documents are enforceable against each Company and Guarantor in accordance with their respective terms, except as enforceability may be limited by applicable Debtor Relief Laws and general principles of equity.

7.4 Subsidiaries. Other than those listed on Schedule 7.4, Borrower has no Subsidiaries. For each Company, Schedule 7.4 sets out such Company’s name, address, U.S. taxpayer identification number, entity type and jurisdiction of organization, the amount of issued and outstanding Equity Interests of such Company, and the names of the owners of its Equity Interests.

7.5 Litigation. Except as disclosed on Schedule 7.5, there is no Litigation pending, or to Borrower’s knowledge, threatened in writing, involving any Company or Guarantor which (a) purports to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated by the Loan Documents, or (b) if determined adversely to any Company or Guarantor would reasonably be expected to have a Material Adverse Effect.

7.6 Taxes. All Tax returns of each Company and Guarantor required to be filed have been timely filed (or extensions have been granted) and all Taxes imposed upon any Company or Guarantor that are due and payable have been paid before delinquency, other than Taxes which are being contested in good faith by lawful proceedings diligently conducted, against which reserves (or other provision required by GAAP) have been established in accordance with GAAP. Borrower knows of no pending investigation of any Company or Guarantor by any Governmental Authority or of any pending but unassessed Tax liability of any Company or Guarantor.

7.7 Environmental Matters. Except as disclosed in Schedule 7.7, no facility of any Company is used for, or to the knowledge of any Company has been used for, storage, treatment, or disposal of any Hazardous Substance in violation of any applicable Environmental Law, other than violations that would not individually or collectively constitute a Material Adverse Event. No Company knows of any environmental condition or circumstance adversely affecting its assets, properties, or operations that would reasonably be expected to have a Material Adverse Effect.

7.8 Ownership of Assets; Intellectual Property. Each Company has (a) indefeasible title to its real property, (b) a vested leasehold interest in all of its leased property, and (c) good and marketable title to its personal property, all as reflected on the Current Financials (except for property disposed of as permitted by Section 9.4). Each Company is conducting its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others, other than any infringements or claims that, if successfully asserted against or determined adversely to any Company, would not, individually or collectively, reasonably be expected to have a Material Adverse Effect.

7.9 Liens. No Lien exists on any asset of any Company, other than Permitted Liens.

7.10 Debt. No Company is an obligor of any Debt, other than Permitted Debt.

7.11 Insurance. The Companies maintain the insurance required under Section 8.6.

7.12 Place of Business; Real Property. Schedule 7.12 sets out (a) the location of each Company’s place of business or chief executive office, (b) the location of all of the inventory, equipment or goods for each Company (other than goods on consignment, in transit, or in the possession of a Person under the terms of a contract with a Company), and (c) all of the real property owned or leased by each Company. The books and records of each Company are located at its place of business or chief executive office.

7.13 Purpose of Credit Facilities. Borrower will use the proceeds of the Revolving Credit Facility for working capital and other general corporate purposes. No part of the proceeds of the Revolving Credit Facility will be used, directly or indirectly, for a purpose that violates any Law, including the provisions of Regulation U.

7.14 Trade Names. Each Company is in compliance with all applicable trade name or “d/b/a” statutes in each state in which such Company does business and except as disclosed on Schedule 7.14, no Company has used or transacted business under any other corporate name, d/b/a, or trade name in the five-year period preceding the Closing Date (including names of all Persons with which any Company has merged or consolidated, or from which any Company has acquired all or a substantial portion of such Person’s assets).

7.15 Transactions with Affiliates. Except as disclosed on Schedule 7.15, no Company is a party to an agreement or transaction with any of its Affiliates other than transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm’s-length transaction with a Person that was not its Affiliate.

7.16 Financial Information. Each material fact or condition relating to the Loan Documents, the Collateral, and the Companies’ and each Guarantor’s financial condition, business, property, or prospects has been disclosed to Lender in writing. All financial and other information supplied to Lender is sufficiently complete to give Lender accurate knowledge of each Company’s and Guarantor’s financial condition, including all material contingent liabilities. Since the date of the financial statement provided to Lender on or about the Closing Date, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Companies or any Guarantor.

7.17 Material Agreements and Funded Debt. No Company is a party to any Material Agreement, other than the Loan Documents and the Material Agreements described on Schedule 7.17. No Company has breached or is in default under any Material Agreement or Funded Debt obligation.

7.18 ERISA.

(a) Each Employee Plan (i) (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Tax Code and other federal or state Law, and (ii) has received a favorable determination letter from the IRS and, to the best knowledge of Borrower, nothing has occurred which would cause the loss of such qualification. Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Tax Code with respect to each Employee Plan, and has not incurred any liability with respect to any Employee Plan under Title IV of ERISA. There are no claims, actions, or Litigation (including by any Governmental Authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Employee Plan which is or could reasonably be expected to be a Material Adverse Event.

(b) With respect to any Employee Plan subject to Title IV of ERISA: (i) no reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30-day notice; (ii) no action by Borrower or any ERISA Affiliate to terminate or withdraw from any Employee Plan has been taken and no notice of intent to terminate an Employee Plan has been filed under Section 4041 of ERISA; and (iii) no termination proceeding has been commenced with respect to an Employee Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

7.19 Solvency. The Companies, on a consolidated basis, are solvent, the Companies’ assets, on a consolidated basis, exceed their liabilities, and the Borrower will not be rendered insolvent by the execution and performance of this Agreement and the Loan Documents.

7.20 Investment Company Act. Neither Borrower nor any other Company is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 8 AFFIRMATIVE COVENANTS.

So long as Lender is committed to make any Loan under this Agreement, and thereafter until the Obligation is paid in full (other than contingent indemnification obligations, obligations under Cash Management Products and Services, and other provisions under the Loan Documents which by their terms expressly survive payment of the Obligation and termination of the Loan Documents), each Company agrees as follows:

8.1 Items to be Furnished. Borrower shall cause the following to be furnished to Lender:

(a) Borrower Annual Financial Statements. Promptly after preparation, and no later than 90 days after the last day of each fiscal year of Borrower, (A) unaudited financial statements (including statements of income, statements of retained earnings and cash flows and a balance sheet) showing the consolidated financial condition and results of operations of the Companies as of, and for the year ended on, that last day, and (B) a Compliance Certificate with respect to such financial statements to be delivered under this clause (a), calculating and certifying as to the Companies’ compliance with the financial covenants under this Agreement.

(b) Borrower Quarterly Financial Statements. Promptly after preparation, and no later than 45 days after the last day of each fiscal quarter of Borrower, (A) unaudited financial statements (including statements of income, statements of retained earnings and cash flows and a balance sheet) showing the consolidated financial condition and results of operations of the Companies for the prior fiscal quarter and for the period from the beginning of the current fiscal year to the last day of that fiscal quarter, and (B) a Compliance Certificate with respect to such financial statements to be delivered under this clause (b), calculating and certifying as to the Companies’ compliance with the financial covenants under this Agreement.

(c) NHI Annual Financial Statements. Promptly after preparation, and no later than 120 days after the last day of each fiscal year of NHI, audited financial statements (including statements of income, statements of retained earnings and cash flows, and a balance sheet) showing the consolidated financial condition and results of operations of NHI and its Subsidiaries as of, and for the year ended on, that last day. These audited financial statements shall be accompanied by the unqualified opinion prepared by an independent certified public accounting firm satisfactory to Lender, based on an audit using generally accepted auditing standards, that the financial statements were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition and results of operations of NHI and its Subsidiaries.

(d) NHI Quarterly Financial Statements. Promptly after preparation, and no later than 45 days after the last day of each fiscal quarter of NHI, unaudited financial statements (including statements of income, statements of retained earnings and cash flows and a balance sheet) showing the consolidated financial condition and results of operations of NHI and its Subsidiaries for the prior fiscal quarter and for the period from the beginning of the current fiscal year to the last day of that fiscal quarter.

(e) Borrowing Base Certificate. Promptly after preparation, and no later than 25 days after the last day of each month (or more often as Lender shall request), (i) a Borrowing Base Certificate (including the Reconciliation Report), (ii) detailed reports in form acceptable to Lender of all of the Companies’ accounts (including the aggregate balance of all accounts) and accounts payable as of the last day of the immediately preceding calendar month (or such shorter applicable period), and the period of time which has elapsed with respect to such accounts and accounts payable since the invoice date with respect thereto (together with Borrower’s certification as to any counterclaims, offsets or contra-accounts with respect to any of Borrower’s Accounts), (iii) summaries of all of Borrower’s inventory as of the last day of the immediately preceding calendar month (or such shorter applicable period), and the value thereof, and (iv) if requested by Lender, a copy of Borrower’s sales journal or invoice register for the immediately preceding calendar month (or such shorter applicable period) and the dates, amounts and account debtors with respect to such billings.

If there is any reduction or diminution in the face value of any account by an amount greater than $50,000, Borrower shall advise Lender thereof and, if Lender requests, Borrower shall provide Lender with a signed writing explaining the circumstances resulting in such reduction.

(f) Detailed Documentation. If requested by Lender, when and as generated, copies of all of the Companies’ (i) invoices (or similar documents relating to the sales and leasing of inventory or the provision of services), which invoices (or similar documents) shall be in Proper Form and shall specify the location at which the goods or services related thereto are to be delivered, installed and/or performed, (ii) daily sales and invoice registers or journals reflecting, on a daily basis, the information described above, (iii) contemporaneously with each and every remittance with respect to the accounts and upon each deposit of funds to the remittances account maintained by and in the name of Lender, the Companies shall provide to Lender a report reflecting the amount of all such remittances and the accounts with respect to which such remittances were made, together with copies of the Companies’ cash receipts journal reflecting such remittances, and (iv) all of any Company’s credit memos.

(g) Notice of Litigation, Defaults, and Other Material Events. Notice, promptly after any Company or Guarantor receives notice of, or otherwise becomes aware of, (i) the institution of any Litigation involving any Company or Guarantor for which the monetary amount at issue is greater than $100,000, individually, or $300,000 in the aggregate, (ii) the institution of any Litigation involving any Company or Guarantor which seeks equitable or injunctive relief, (iii) any liability or alleged liability under any Environmental Law arising out of, or directly affecting, the properties or operations of such Company, or any Guarantor, (iv) any substantial dispute with any Governmental Authority, (v) the incurrence of any material contingent Debt, (vi) any Company’s execution of a Material Agreement (or any Company’s agreement to execute a Material Agreement), (vii) any material change in respect of any Collateral or any default by any Company in respect of any Collateral, (viii) any claim, action or proceeding challenging a Lien granted by a Company to Lender or affecting title to all or any material portion of the Collateral, and (ix) a Default or Potential Default, specifying the nature thereof and what action each Company or Guarantor has taken, is taking, or proposes to take.

(h) Notice of Changes by a Company. At least 30 days prior written notice of (i) any proposed relocation of any Company’s chief executive office or principal place of business, (ii) any proposed relocation of the place where a Company’s books and records relating to accounts and general intangibles are kept, (iii) a change of any Company’s or Guarantor’s name, Organizational Documents, jurisdiction of organization, or type of organizational structure, (iv) any proposed relocation of any of the Collateral (other than with respect to goods in transit between facilities, temporary warehousing for up to 30 days, sales of inventory in the ordinary course of business, or the sale of other Collateral to the extent permitted by the Credit Agreement) to a location other than those set out on Schedule 7.12, and (v) any acquisition or creation of a Subsidiary by any Company, or that any Person has become a Subsidiary of any Company. Nothing in this section shall be construed as permitting the acquisition or creation of a Subsidiary.

(i) General Information. Promptly, upon reasonable request by Lender, such other information and documents not otherwise required to be furnished under the Loan Documents respecting the business affairs, assets and liabilities of any Guarantor and the Companies.

8.2 Books, Records, Inspections and Collateral Audits.

(a) Each Company and Guarantor shall maintain books, records, and accounts necessary to prepare the financial statements required by Section 8.1. Lender may discuss, from time to time, any of the Companies’ and Guarantor’s affairs, conditions and finances with its officers, members of its Board of Directors, and its certified public accountants and other agents and advisors.

(b) At any reasonable time during business hours (or other reasonable times) and without interruption of operations, upon reasonable notice, each Company shall allow Lender (or its representatives), at Borrower’s expense, to (i) inspect each Company’s properties and Collateral, (ii) examine, audit, and make copies of each Company’s books and records, and (iii) conduct Field Audits.

(c) Each Company shall from time to time furnish to Lender such documents, lists, descriptions, certificates and other information necessary or helpful to keep Lender informed with respect to the identity, location, status, condition, terms of, parties to, and value of the Collateral, and shall maintain at its principal place of business a current record of the location of all Collateral. If any of the Companies’ Collateral, properties, books or records is in the possession of a third party, the applicable Company shall authorize that third party to permit Lender or its Representatives to have access to perform inspections or audits and to respond to Lender’s requests for information concerning such Collateral, properties, books and records.

8.3 Taxes. Each Company and Guarantor will promptly pay before they are delinquent and all Taxes, other than Taxes which are being contested in good faith by lawful proceedings diligently conducted, against which reserves (or other provision required by GAAP) have been established in accordance with GAAP, and in respect of which levy and execution of any Lien are stayed.

8.4 Compliance with Laws. Each Company and Guarantor shall comply in all material respects with the requirements of all Laws (including Environmental Laws, and all “d/b/a” or trade name statutes) and all orders, writs, injunctions and decrees applicable to it or its business or property, except in such instances in which (a) such requirement is deemed contested in good faith by lawful proceedings diligently conducted, against which reserves (or other provision required by GAAP) have been established in accordance with GAAP, and (b) the failure to comply would not reasonably be expected to have a Material Adverse Effect.

8.5 Maintenance of Existence, Assets, and Business. Each Company and Guarantor will (a) maintain its existence and good standing in its state of organization and its authority to transact business and good standing in all other jurisdictions where the nature and extent of its business and properties require due qualification and good standing, (b) maintain all permits, licenses, franchises, patents, copyrights, trademarks and trade names, or rights necessary for its business where failure to do so would reasonably be expected to have a Material Adverse Effect, (c) continue to conduct its primary business as conducted as of the Closing Date and to continue its operations in such business, and (d) keep all of its assets that are useful in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs and replacements. In the event any claim is asserted in respect of any Collateral or Lender’s Lien on such Collateral, the applicable Company shall appear in and defend any such action or proceeding at Borrower’s reasonable expense. In the event of any default by any Company or any other party under or in connection with any material portion (individually or collectively) of the Collateral, the Companies will immediately use commercially reasonable efforts to remedy the same or immediately demand that the same be remedied.

8.6 Insurance. Each Company shall maintain insurance satisfactory to Lender with financially sound and reputable insurance companies acceptable to Lender. The insurance policies must (a) cover damage to the tangible property comprising the Collateral (including loss of use and occupancy), and must be for the full replacement cost of the Collateral, (b) include liability insurance (including coverage for contractual liability, product liability and workers’ compensation), (c) cover such other risks as are usually insured against by Persons engaged in business similar to the Companies’ businesses, including, without limitation, business interruption insurance, (d) include a replacement cost endorsement in an amount acceptable to Lender, (e) include a lender’s loss payable endorsement in favor of Lender in Proper Form, (f) (for any liability policies) name Lender as an additional insured, (g) include a waiver of subrogation, (h) designate Lender as the Borrower’s attorney-in-fact to make settlement claims with the insurer, and (i) provide for at least thirty (30) days prior notice to Lender of any cancellation thereof. Upon Lender’s request, Borrower shall deliver to Lender a copy of each insurance policy, or, if permitted by Lender, a certificate of insurance listing all insurance in force. Each Company hereby waives its rights of recovery from Lender with regard to all causes of property and/or liability loss, and shall cause a waiver of subrogation endorsement to be provided in favor of Lender on all insurance coverage carried by each Company, whether or not required under this Agreement. If Borrower fails to maintain the required insurance, Lender may arrange for the insurance to be issued at Borrower’s cost and expense.

8.7 Environmental Laws. Each Company shall conduct its business so as to comply with all applicable Environmental Laws, shall promptly take corrective action to remedy any violation of any Environmental Law, and shall immediately notify Lender of any claims or demands by any Governmental Authority or Person with respect to any Environmental Law or Hazardous Substance.

8.8 ERISA. Promptly during each year, (a) pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Employee Plan, (b) file each annual report required to be filed pursuant to ERISA in connection with each Employee Plan for each year, and (c) notify Lender within 10 days after the occurrence of any reportable event under Section 4043(c) of ERISA that might constitute grounds for termination of any capital Employee Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any Employee Plan.

8.9 Use of Proceeds. Borrower shall use the proceeds of the Revolving Credit Facility only for the purposes represented in this Agreement.

8.10 Application of Insurance and Eminent Domain Proceeds.

(a) Lender and each Company agree (i) that all Insurance Proceeds shall be paid by the insurers directly to Lender (as loss payee or additional insured), and (ii) to cause all Eminent Domain Proceeds to be paid by the condemning Governmental Authority directly to Lender.

(b) If any Insurance Proceeds or Eminent Domain Proceeds are paid to any Company, such Insurance Proceeds or Eminent Domain Proceeds shall be received only in trust for Lender, shall be segregated from other funds of the Companies and shall promptly be paid over to Lender in the same form as received (with any necessary endorsement).

(c) Notwithstanding anything to the contrary in this Section 8.10, reimbursement under any liability insurance maintained by any Company may be paid directly to the Person who incurred the liability, cost, or expense covered by such insurance.

(d) Any Eminent Domain Proceeds or Insurance Proceeds shall be applied to the repayment of the Revolving Principal Amount in accordance with Section 2.4, with the excess, if any, to be disbursed in accordance with Section 2.4.

8.11 Banking Relationship. So long as the Commitment is in effect or any part of the Obligation is outstanding, Borrower shall establish and maintain its primary banking depository and disbursement relationship with Lender.

8.12 Payment of Obligation and Expenses.

(a) Borrower will promptly pay the principal of, interest on and any other amount due on the Obligation in the amounts, on the dates and in the manner provided herein and in each other Loan Document.

(b) Borrower shall promptly pay upon demand (i) all reasonable costs, fees and expenses paid or incurred by Lender (including those incurred under Section 6) in connection with the negotiation, preparation, delivery and execution of any Loan Document, and any related or subsequent amendment, waiver, or consent (including in each case, the reasonable fees and expenses of Lender’s counsel), (ii) all due diligence, closing, and post-closing costs including filing fees, recording costs, lien searches, corporate due diligence, third-party expenses, surveys (if required), appraisals (if required), title insurance (if required), environmental surveys, Field Audits, and other related due diligence, closing and post-closing costs and expenses, and (iii) all costs, fees and expenses of Lender incurred in connection with the negotiation, workout, or restructure under the Loan Documents, the enforcement of the Loan Documents or the exercise of any rights arising under the Loan Documents, and any action taken in connection with any Debtor Relief Laws (including, in each case, the reasonable fees and expenses of Lender’s counsel), all of which shall be a part of the Obligation and shall accrue interest, if not paid upon demand, at the Default Rate until repaid.

(c) Lender may, but shall not be obligated to, advance funds (or otherwise pay the costs) which Lender, in its sole discretion, determines are necessary or helpful to preserve any Collateral, any Lien in favor of Lender, or any claim, right, or interest beneficial to Lender or its rights under this Agreement or any other Loan Document. All such funds advanced or costs paid shall become part of the Obligation, shall be payable upon demand, and shall accrue interest at the Default Rate from the date of such demand until the date paid.

8.13 Cash Management. So long as the Commitment is in effect or any part of the Obligation is outstanding, Borrower shall maintain the cash management agreement or arrangement established in compliance with Section 5.1 (or an alternate treasury management arrangement acceptable to Lender).

8.14 Further Assurances. Borrower will execute and deliver, and will cause each other Company and Guarantor to, promptly upon the request of the Lender, (a) correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Company’s properties, assets, rights or interest to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness, and priority of any of the Security Documents and any of the Liens intended to be created thereunder, and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender the rights granted or hereafter intended to be granted to the Lender under any Loan Documents or under any other instrument executed in connection with the Loan Documents to which any Company or Guarantor is or is to be a party. Because Borrower agrees that Lender’s remedies at Law for failure of Borrower to comply with the provisions of this Section 8.14 would be inadequate and that failure would not be adequately compensable in damages, Borrower agrees that the covenants of this Section 8.14 may be specifically enforced.

SECTION 9 NEGATIVE COVENANTS.

So long as Lender is committed to make any Loan under this Agreement, and thereafter until the Obligation is paid in full (other than contingent indemnification obligations, obligations under Cash Management Products and Services, and other provisions under the Loan Documents which by their terms expressly survive payment of the Obligation and termination of the Loan Documents), each Company agrees as follows:

9.1 Debt. No Company may create, incur, assume, guarantee, or permit any Debt except Permitted Debt.

9.2 Liens. No Company may create, incur, or permit any Lien upon any of its assets, except Permitted Liens. No Company shall enter into any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its assets or revenues or prohibiting or restricting the ability of Borrower or any Company to amend or otherwise modify this Agreement or any other Loan Document. For the avoidance of doubt, no Company may create a Lien on any of the Collateral (or any proceeds or products thereof), unless such Lien is expressly subordinated to Lender’s Lien on such Collateral and Lender has approved in writing the existence and status of such Lien.

9.3 Acquisition, Mergers, and Dissolutions. No Company may (whether in one transaction or a series of transactions) (a) acquire all or any substantial portion of the Equity Interests issued by any other Person, (b) acquire all or any substantial portion of the assets of any other Person, (c) merge, combine, or consolidate with any other Person, (d) liquidate, wind up or dissolve (or suffer any liquidation or dissolution), (e) suspend operations, or (f) create or acquire any Subsidiaries.

9.4 Disposition of Assets. No Company may make any Disposition, or enter into any agreement to make any Disposition, except (a) Dispositions of assets in the ordinary course of business which are obsolete or worn out, or which are no longer used in such Company’s business, (b) Dispositions of inventory in the ordinary course of business, (c) the Disposition of delinquent accounts in the ordinary course of business for purposes of collection, and (d) Dispositions of property by any Company to another Company or to a wholly-owned Subsidiary; provided that, if the transferor of such property is Borrower or a Guarantor, the transferee thereof must either be Borrower or a Guarantor and must comply with Section 6.

9.5 Distributions. No Company may declare or make any Distribution other than (a) Tax Distributions, (b) Distributions declared or made by such Company wholly in the form of its Equity Interests, (c) Distributions by a Company to another Company which is a Guarantor, or to Borrower, and (d) cash Distributions by Borrower; provided that, (i) after giving pro forma effect to such Distribution, the Fixed Charge Coverage Ratio is greater than or equal to 1.50 to 1.00 and (ii) no Default exists or would result after giving effect to such Distribution.

9.6 Loans and Advances. No Company may extend credit to any other Person, other than (a) extensions of credit among the Companies which have recourse liability for the Obligation, (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to Persons which are not Affiliates, (c) demand deposit accounts maintained in the ordinary course of business, (d) expense accounts for employees in the ordinary course of business which do not, in the aggregate, at any time exceed $10,000, (e) extensions of credit that do not exceed an aggregate amount of $10,000 outstanding at any one time, and (f) extensions of credit existing on the Closing Date and disclosed to, and approved by, Lender in writing.

9.7 Investments. No Company may make any investment in, or purchase or commit to purchase any Equity Interests in, any Person, other than Permitted Investments.

9.8 Organizational Documents. No Company may modify, repeal, replace or amend any provision of its Organizational Documents in any manner, other than (a) minor modifications, supplements, or waivers that do not in any material respect increase the obligations, or limit the rights of, such Company, and (b) nonmaterial modifications that could not reasonably be expected to be materially adverse to the Lender. If as of the Closing Date a Company has not “opted in” to Article 8 of the applicable Uniform Commercial Code and thereby elected to have its Equity Interests treated as securities for purposes of the applicable Uniform Commercial Code, such Company may not “opt in” to Article 8 of the applicable Uniform Commercial Code without the prior written consent of Lender.

9.9 Change of Business. No Company may engage in any business except the business in which it is engaged as of the Closing Date (or a business reasonably related thereto).

9.10 Transactions with Affiliates. Except as disclosed on Schedule 7.15, no Company may enter into any Material Agreement or any material transaction with any of its Affiliates other than transactions in the ordinary course of business which are upon fair and reasonable terms not materially less favorable to such Company than such Company could obtain in an arm’s-length transaction with a Person that was not an Affiliate.

9.11 Assignment. No Company or Guarantor may assign or transfer any of its rights, duties or obligations under any of the Loan Documents.

9.12 Fiscal Year and Accounting Methods. No Company or Guarantor may change its fiscal year end from December 31 or its method of accounting (other than immaterial changes in methods or as required by GAAP).

9.13 Payroll Taxes. No Company may use any portion of the proceeds of any Loan to pay the wages of employees, unless a timely payment to or deposit with the appropriate Governmental Authority of all amounts of Tax required to be deducted and withheld with respect to such wages is also made.

9.14 Prepayment of Debt. No Company may voluntarily prepay principal of, or interest on, any Debt, other than the Obligation, if a Default or Potential Default exists or would result after giving effect to such payment. No Company may prepay, repay, repurchase, redeem or defease Subordinated Debt prior to the irrevocable payment and performance in full of the Obligation without the prior written consent of Lender.

9.15 Compliance with Government Regulations. No Company or Guarantor will, and no Company or Guarantor will permit any Subsidiary to, (a) at any time be in violation of any Law if such Company’s or Guarantor’s violation of such Law would result in (i) any Lender being prohibited from making any Loan to any Company or Guarantor, (ii) any limitation on the ability of any Lender to make a Loan to any Company or Guarantor, or (iii) any Lender being prohibited from otherwise conducting business with any Company or Guarantor, or (b) fail to provide documentary and other evidence of any Company’s or Guarantor’s identity as may be requested by Lender at any time to enable Lender to verify such Company’s or Guarantor’s identity or to comply with any applicable Law, including, without limitation Section 326 of the Patriot Act.

9.16 Factoring. No Company may enter into a factoring line with respect to its accounts receivable, whether with a third party or otherwise, without Lender’s prior written consent.

9.17 Kramer Note. No Company or Guarantor shall use the proceeds of the Revolving Credit Facility to pay, or cause to be paid, any portion of the Kramer Note.

SECTION 10 FINANCIAL COVENANTS.

So long as Lender is committed to make any Loan under this Agreement, and thereafter until the Obligation is paid in full (other than contingent indemnification obligations, obligations under Cash Management Products and Services, and other provisions under the Loan Documents which by their terms expressly survive payment of the Obligation and termination of the Loan Documents), each Company agrees as follows:

10.1 Leverage Ratio. The ratio of (a) total Funded Debt for the immediatley preceding four fiscal quarter period, divided by (b) EBITDA for the immediately preceding four fiscal quarter period, may not at any time be greater than 2.50 to 1.00.

10.2 Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio may not at any time be less than 1.25 to 1.00; provided that, prior to making any cash Distributions permitted under Section 9.5(d) , Borrower shall comply with the minimum Fixed Charge Coverage Ratio set forth in Section 9.5(d) on a pro forma basis.

10.3 Minimum Liquidity. Borrower shall at all times have Liquidity in an amount equal to or greater than $500,000.00.

Each of the covenants under this Section 10 shall be calculated and tested quarterly as of the last day of each March, June, September, and December beginning December 31, 2014.

SECTION 11 DEFAULT.

The term “Default” means the occurrence of any one or more of the following events:

11.1 Payment of Obligation. The failure of any Company or Guarantor to pay any part of the Obligation when and as required to be paid under the Loan Documents.

11.2 Covenants. The failure of any Company or Guarantor to punctually and properly perform, observe and comply with:

(a) Any covenant, agreement, or condition contained in (i) Sections 6.1, 6.3, 8.2, 8.6, 8.8, 8.9, or 8.10 and such failure continues for 10 days or (ii) Sections 9 and 10, or

(b) Any other covenant, agreement, or condition contained in any Loan Document, (other than the covenants to pay the Obligation as set out in Section 11.1 above, the covenants in clause (a) preceding and as set out below in this Section 11), and such failure continues for 30 days.

11.3 Debtor Relief. Any Company or any Guarantor (a) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Relief Law, (b) becomes a party to or is made the subject of any proceeding provided for by any Debtor Relief Law (other than as a creditor or claimant), and (i) the petition is not controverted within 10 days and is not dismissed within 60 days, or (ii) an order for relief is entered under Title 11 of the United States Code, (c) makes an assignment for the benefit of creditors, (d) fails (or admits in writing its inability) to pay its debts generally as they become due, or (e) a receiver or liquidator is appointed for any Company or for any Guarantor or any of their respective assets.

11.4 Judgments. There is entered against any Company or any Guarantor (a) a final non-appealable judgment or arbitration award for the payment of money in the amount exceeding $100,000 (individually or in the aggregate and net of applicable insurance if the insurer has accepted coverage) or (b) one or more non-monetary final non-appealable judgments that could be, or could reasonably be expected to be, individually or in the aggregate, a Material Adverse Event, and, in either case enforcement of such judgment or award is not stayed.

11.5 False Information; Misrepresentation. Any information given to Lender by any Company or any Guarantor is false or any representation or warranty made to Lender by any Company or contained in any Loan Document at any time proves to have been incorrect in any material respect when made.

11.6 Default Under Other Agreements.

(a) Any Company fails to pay when due (after any applicable grace period) any Debt which (individually or in the aggregate) exceeds $100,000, or any default exists under any agreement which permits any Person to cause any Debt which (individually or in the aggregate) exceeds $100,000 to become due and payable by any Company before its stated maturity.

(b) Any Company breaches or defaults under any term, condition, provision, representation or warranty contained in any Material Agreement, including any agreement with Lender (other than the Loan Documents), and such Company fails for 5 Business Days to commence and thereafter diligently pursue a cure.

11.7 Validity and Enforceability of Loan Documents. Any Lien granted under any Security Document ceases to be a first priority Lien on the Companies’ assets, or any Loan Document at any time after its execution and delivery (a) ceases to be in effect in any material respect or is declared by a Governmental Authority to be null and void, or (b) its validity or enforceability is contested by a Company or a Company denies that it has any further liability or obligations under any Loan Document.

11.8 Change of Control. Any change in the ownership or Control of the outstanding Equity Interests of Borrower occurs.

11.9 Change of Management. Any two of Dr. Donald Kramer, Harry Fleming, or Andy Chen cease to be actively involved in the day-to-day management or operation of Borrower.

11.10 Ownership of Other Companies. Borrower fails to own, beneficially and of record, with power to vote, 100% of the issued and outstanding Equity Interests of any other Company that has executed a Loan Document (except as a result of a transaction permitted by this Agreement).

11.11 Material Adverse Event. A Material Adverse Event exists.

SECTION 12 RIGHTS AND REMEDIES.

12.1 Remedies Upon Default.

(a) If a Default exists under Section 11.3, the Commitment to extend credit under this Agreement automatically terminates and the unpaid balance of the Obligation automatically becomes due and payable without any action of any kind.

(b) If a Default exists, Lender may do any one or more of the following: (i) if the maturity of the Obligation has not already been accelerated under Section 12.1(a) , declare the unpaid balance of the Obligation immediately due and payable to the extent permitted by applicable Law, and the Obligation shall accrue interest at the Default Rate; (ii) terminate the Commitment to extend credit under this Agreement; (iii) reduce any claim to judgment; (iv) exercise the rights of set off or banker’s Lien under Section 3.8 to the extent of the full amount of the Obligation; (v) foreclose or otherwise enforce any Lien granted to Lender to secure payment and performance of the Obligation; and (vi) exercise any and all other legal or equitable rights afforded by the Loan Documents, the Laws of the State of Texas, or any other applicable jurisdiction.

SECTION 13 MISCELLANEOUS.

13.1 Governing Law, Forum, and Venue.

(a) EACH LOAN DOCUMENT MUST BE CONSTRUED, AND ITS PERFORMANCE ENFORCED, UNDER TEXAS LAW.

(b) ANY SUITS, CLAIMS OR CAUSES OF ACTION ARISING DIRECTLY OR INDIRECTLY FROM THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN A COURT OF APPROPRIATE JURISDICTION IN HARRIS COUNTY, TEXAS AND OBJECTIONS TO VENUE AND PERSONAL JURISDICTION IN SUCH FORUM ARE HEREBY EXPRESSLY WAIVED.

(c) Each Company hereby acknowledges that (i) the negotiation, execution, and delivery of the Loan Documents constitute the transaction of business within the State of Texas, (ii) any cause of action arising under any of said Loan Documents will be a cause of action arising from such transaction of business, and (iii) each Company understands, anticipates, and foresees that any action for enforcement of payment of the Obligation or the Loan Documents may be brought against it in the State of Texas. To the extent allowed by Law, each Company hereby submits to jurisdiction in the State of Texas for any action or cause of action arising out of or in connection with the Obligation or the Loan Documents and waives any and all rights under the Laws of any state or jurisdiction to object to jurisdiction or venue within Harris County, Texas; notwithstanding the foregoing, nothing contained in this Section 13.1 shall prevent Lender from bringing any action or exercising any rights against Borrower, any Guarantor, any Collateral, or any of Borrower’s or any Guarantor’s properties in any other county, state, or jurisdiction. Initiating such action or proceeding or taking any such action in any other state or jurisdiction shall in no event constitute a waiver by Lender of any of the foregoing.

13.2 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.2 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

13.3 Invalid Provisions. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall engage in good faith negotiations to replace the illegal, invalid or unenforceable provisions, with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.4 Multiple Counterparts and Electronic Signatures. Each Loan Document may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts must be construed together to constitute one and the same instrument. Loan Documents may be transmitted and signed by facsimile, portable document format (PDF), or other electronic means, and shall have the same effect as manually-signed originals and shall be binding on all Companies and Lender.

13.5 Notice. Unless otherwise provided in this Agreement, all notices or consents required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, or sent by facsimile. Notices and other communications shall be effective (a) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (b) if faxed, when transmitted, or (c) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered. Until changed by notice pursuant to this Agreement, the addresses and facsimile numbers for each party is set out on Schedule 1. Lender shall be entitled to rely and act upon any notices (including telephonic Loan Requests) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified in this Section 13.5, were incomplete or were not preceded or followed by any other form of notice specified in this Section 13.5, or (ii) the terms of the notice, as understood by the recipient, varied from any confirmation of the notice. Borrower shall indemnify Lender and its Affiliates and representatives from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other communications with Lender may be recorded by Lender, and each of the parties to this Agreement hereby consents to such recording.

13.6 Binding Effect; Survival. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective successors and permitted assigns. Unless otherwise provided, all covenants, agreements, indemnities, representations and warranties made in any of the Loan Documents survive and continue in effect as long as the Commitment is in effect or the Obligation is outstanding (other than contingent indemnification obligations, obligations under Cash Management Products and Services, and other provisions under the Loan Documents which by their terms expressly survive payment of the Obligation and termination of the Loan Documents).

13.7 Amendments. The Loan Documents may be amended, modified, supplemented or be the subject of a waiver only by a writing executed by Lender and Borrower.

13.8 Participants. Lender may, at any time, sell to one or more Persons (each a “Participant”) participating interests in the Obligation; provided that, (a) Lender remains the holder of the Revolving Principal Amount, (b) Lender’s obligations under this Agreement remain unchanged and Lender remains solely responsible for the performance of those obligations, and (c) each Company continues to deal solely and directly with Lender regarding the Loan Documents. Lender may furnish any information concerning the Companies in its possession from time to time to assignees and Participants (including prospective assignees and Participants).

13.9 Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Each Company’s obligations under the Loan Documents remain in full force and effect until the Commitment is terminated and the Obligation is paid in full (other than contingent indemnification obligations, obligations under Cash Management Products and Services, and other provisions under the Loan Documents which by their terms expressly survive payment of the Obligation and termination of the Loan Documents). If at any time any payment of the principal of or interest on any Note or any other amount payable by any Company or any other obligor on the Obligation under any Loan Document is rescinded or must be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, the obligations of each Company under the Loan Documents with respect to that payment shall be reinstated as though the payment had been due but not made at that time.

13.10 INDEMNITY. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT ARE CONSUMMATED, BORROWER SHALL INDEMNIFY AND HOLD HARMLESS LENDER AND ITS AFFILIATES AND REPRESENTATIVES (COLLECTIVELY, THE “INDEMNITEES”) FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS (INCLUDING FEES AND EXPENSES OF COUNSEL) OF ANY KIND OR NATURE WHATSOEVER WHICH MAY AT ANY TIME BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE IN ANY WAY RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH (A) THE EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE OR ADMINISTRATION OF ANY LOAN DOCUMENT OR ANY OTHER AGREEMENT, LETTER OR INSTRUMENT DELIVERED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED THEREBY OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, (B) ANY COMMITMENT, LOAN OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY LENDER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), OR (C) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF ANY HAZARDOUS SUBSTANCE ON OR FROM ANY PROPERTY CURRENTLY OR FORMERLY OWNED OR OPERATED BY BORROWER, ANY SUBSIDIARY OR ANY OTHER COMPANY, OR ANY LIABILITY IN RESPECT OF ANY ENVIRONMENTAL LAW RELATED IN ANY WAY TO BORROWER, ANY SUBSIDIARY OR ANY OTHER COMPANY, OR (D) ANY ACTUAL OR PROSPECTIVE LITIGATION, CLAIM, OR INVESTIGATION RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY (INCLUDING ANY INVESTIGATION OF, PREPARATION FOR, OR DEFENSE OF ANY PENDING OR THREATENED CLAIM, INVESTIGATION, LITIGATION OR PROCEEDING) AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO (ALL THE FOREGOING, COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT, SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. ALL AMOUNTS DUE UNDER THIS SECTION 13.10 SHALL BE PAYABLE WITHIN 10 BUSINESS DAYS AFTER WRITTEN DEMAND. THE AGREEMENTS IN THIS SECTION 13.10 SHALL SURVIVE THE TERMINATION OF THE COMMITMENT AND THE REPAYMENT, SATISFACTION OR DISCHARGE OF THE OBLIGATION.

13.11 Patriot Act. Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act. Borrower shall, promptly following a request by Lender, provide all documentation and other information that Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

13.12 Document Retention Policy. Borrower understands and agrees that (a) Lender’s document retention policy involves the imaging of executed loan documents and the destruction of the paper originals, and (b) Borrower waives any right that it may have to claim that the imaged copies of the Loan Documents are not originals.

13.13 Entirety. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG BORROWER, THE GUARANTORS, AND THE LENDER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY BORROWER, GUARANTORS, AND LENDER. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG BORROWER, GUARANTORS, AND LENDER.

[Signatures appear on following pages.]

EXECUTED as of the day and year set out in the Preamble.

BORROWER:

NORTHSTAR HEALTHCARE SURGERY CENTER -
HOUSTON, LLC,
a Texas limited liability company

By: _______________________________________
      Harry Fleming
      President and Secretary

Signature Page to Credit Agreement

LENDER:

COMPASS BANK,
an Alabama banking corporation

By: _______________________________
       Latrice Tubbs
       Vice President

Signature Page to Credit Agreement